Exhibit 10.35

COMMERCIAL LEASE

(605-607 Nash Street)

(6,883 rsf)

This Commercial Lease (this “Lease”) dated February 11, 2021, but made effective as of January 1, 2021 (the “Effective Date”), is made by and between 605 NASH, LLC, a California limited liability company (“Landlord”) and NANTKWEST, inc., a Delaware corporation (“Tenant”).

ARTICLE 1

Basic Provisions

1.1Premises, Project and Common Areas.

(a)Premises. That certain real property, including all improvements therein, consisting of approximately 6,883 rentable square feet (the “Premises”) in the building commonly known as 605-607 Nash Street, El Segundo California (the “Building”) all as depicted on Exhibit A attached hereto.  The Building is a two story mixed use building containing consisting of approximately 65,000 rentable square feet.

(b)Project. The Building and Premises is set on approximately 87,120 square feet of land in the City of El Segundo (the “Project”).  The term "Project" as used in this Lease, shall mean, collectively: (i) the Building; (ii) all Common Areas (as defined below); (iii) any additional improvements, facilities and common areas which Landlord may add thereto from time to time within or as part of the Project, including landscaping and hardscaping; and (iv) the land upon which any of the foregoing are situated. Notwithstanding the foregoing or anything contained in this Lease to the contrary, (A) Landlord has no obligation to expand or otherwise make any improvements within the Project, and (B) Landlord shall have the right from time to time to include or exclude any improvements or facilities within the Project. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location, dimensions, identities and types of any buildings, signs or other improvements that constitute the Project and the Common Areas.

(c)Common Areas.  Tenant shall have the non-exclusive right to use in common with the Landlord or other tenants in the Project, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, including certain walkways, driveways, courtyards, landscaped and hardscaped areas and other improvements and facilities now or hereafter constructed surrounding, which are designated from time to time by Landlord, in its absolute discretion, as common areas to be shared by Landlord, Tenant and other tenants of the Project (collectively, the "Common Areas").  The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to such reasonable and customary rules, regulations and restrictions as Landlord may make from time to time.  Landlord reserves the right to (i) make any changes, additions, improvements, repairs and/or replacements in or to the Project or the Common Areas, including, without limitation, expanding or decreasing the size of the Project and any Common Areas and other elements thereof, including adding, deleting and/or excluding buildings thereon and therefrom; (ii) close temporarily any of the common areas while engaged in making repairs, improvements or alterations to the Project, as long as such changes do not prevent Tenant’s ingress to or egress from the Premises; or (iii) perform such other acts and make such other changes with respect to the Project as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. Subject to Landlord's reasonable rules, regulations and requirements and applicable laws, Tenant shall have the non-exclusive right to use the Building's shafts, risers or conduits for the installation and maintenance of conduits and cables for communications, data processing devices and other facilities consistent with Tenant’s use of its Premises.

1.2Term; Option Term

(a)The term of this lease (“Term”) shall commence January 1, 2021 (“Commencement Date”).  The term of this lease shall expire seven (7) years following the Commencement Date (i.e., December 31, 2027), subject to the Options set forth below (“Expiration Date”). At any time during the Lease Term, Landlord may deliver to Tenant a Notice of Lease Term Dates in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

(b)Subject to the terms hereof, Landlord hereby grants to Tenant one (1) option to extend the Term (the “Option”) with respect to all of the then Premises for an additional three (3) year (the “Option Term”), under the terms of this Lease, which Option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, no uncured Default exists under this Lease.  Notwithstanding the foregoing or anything to the contrary herein, the extension of the Term by the written agreement of Landlord and Tenant shall not serve to extinguish or cancel a then unexercised Option, but rather the unexercised Option shall apply to the end of such Term as extended by written agreement. Upon the proper exercise of the Option, and provided that, as of the end of the initial Term no uncured Default exists under this Lease, the Term, as it applies to the Premises, shall be extended for the Option Term.

(c)The monthly base rent payable by Tenant during the first year of the Option Term shall initially be 103% of the base rent payable under this Lease immediately prior to the commencement of the Option Term and thereafter such monthly Base Rent shall be subject to the Annual Increase (as defined below) set forth in Section 1.3 below.

(d)The Option contained in this Section 1.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 1.2.  In order to exercise the Option, Tenant shall deliver an irrevocable written notice (the “Exercise Notice”) to Landlord not less than twelve (12) months and no earlier than eighteen (18) months prior the expiration of the Term, stating that Tenant has elected to exercise its Option.  Nothing herein shall be deemed to entitle Tenant to extend the Lease Term beyond the Option Term.  If Tenant does not exercise the Option during the exercise periods set forth above in strict accordance with the provisions hereof, the Option shall forever terminate and be of no further force or effect.

1.3Base Rent.  The initial monthly base rent for the lease of the Premises shall be $2.95 per rentable square foot of the Premises as set forth below (“Base Rent”) (subject to abatement of rent pursuant to Section 4.3) and shall be increased by three percent (3%) annually commencing on the Commencement

Date and each year thereafter during the initial Term and, if applicable, during the Option Terms (the “Annual Increase”), all as set forth below:

Lease Period	Monthly Installment of Base Rent
January 1, 2021 –December 31, 2021	$20,304.85*
January 1, 2022 –December 31, 2022	$20,914.00
January 1, 2023 –December 31, 2023	$21,541.42
January 1, 2024 –December 31, 2024	$22,187.66
January 1, 2025 –December 31, 2025	$22,853.29
January 1, 2026 –December 31, 2026	$23,538.89
January 1, 2027 –December 31, 2027	$24,245.05

*The monthly Base Rent shall be subject to rent abatement as set forth in Section 4.3 of this Lease.

1.4Parking.  Commencing on Commencement Date, Tenant shall have the right to use up to five (5) unreserved parking spaces at the Project free of charge.

1.5Payment by Tenant Upon Execution.  Upon execution of this Lease, Tenant shall pay the Security Deposit (defined below).

1.6Security Deposit.  One (1) month’s Base Rent (“Security Deposit”).

1.7Agreed Use.  The Premises shall be used for pharmaceutical development and manufacturing, ancillary office, and other related uses consistent with the character of the Premises and otherwise in compliance with the provisions of Section 6 hereof (“Agreed Use”).

1.8Tenant Improvement Allowance.  $313,176.50 (based on $6.50 per rentable square foot of the Premises per year of lease Term) (“Tenant Improvement Allowance”) for costs and expenses associated with the construction of the initial tenant improvements in the Premises that are to be constructed by Tenant pursuant to the terms and conditions set forth in the Work Letter, attached hereto as Exhibit B (the “Work Letter”).

1.9Base Rent Abatement Period. Seven (7) months (“Base Rent Abatement Period”). See Section 4.3.

ARTICLE 2

PREMISES

2.1Letting.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for the Term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease.  Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating rental, is an approximation that the parties agree is reasonable and the rental based thereon is not subject to revision whether or not the actual size is more or less.

2.2Condition.  Landlord shall deliver the Premises to Tenant broom clean and free of debris on the Commencement Date.  Landlord represents that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems (“HVAC”) shall be in good operating condition on the Commencement Date and that the structural elements of the roof, bearing walls and foundation of the buildings in which the Premises is located (the “Building”) shall be free of material defects on the Commencement Date.  The taking of possession of the Premises by Tenant shall conclusively establish that the Premises, the Building and the Project were at such time complete and in good, sanitary and satisfactory condition and without any obligation on Landlord's part to make any alterations, upgrades or improvements thereto.

2.3Compliance.  Landlord warrants that to its actual knowledge the improvements on the Premises comply with the building codes, applicable laws, covenants or restrictions of record, regulations, and ordinances (“Applicable Requirements”) that were in effect at the time that each improvement, or portion thereof, was constructed. Said warranty does not apply to the use to which Tenant will put the Premises, modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Tenant’s use, any installation of Improvements made pursuant to the Work Letter or to any Alterations made or to be made by Tenant.

2.4Acknowledgments.  Except as specifically set forth in this Lease and in the Work Letter, Tenant shall accept the Premises, including the base, shell, and core of the Building (collectively, the "Base, Shell, and Core") in their "AS-IS" condition as of the Commencement Date and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.  Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Work Letter.  The taking of possession of the Premises by Tenant shall conclusively establish that the Premises is at such time in good and sanitary order, condition and repair.

2.5Net Lease. The obligations of Tenant hereunder shall be separate and independent covenants. This is a net lease and Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension or reduction, or defense.  This Lease is the absolute and unconditional obligation of Tenant, and the obligations of Tenant under this Lease shall not be affected by any interference with Tenant’s use of the premises for any reason subject only to: (i) any damage to or destruction of the Premises, as provided in Article 9 of this Lease, or (ii) any condemnation or eminent domain, as provided in Article 14 of this Lease. All costs and expenses of every kind and nature whatsoever relating to the Premises (other than depreciation, interest on or amortization of debt incurred by Landlord, and costs incurred by Landlord in financing or refinancing the Premises) and the appurtenances thereto and the use and occupancy thereof which may arise or become due and payable with respect to the period which ends on the expiration or earlier termination of the Term in accordance with the provisions hereof (whether or not the same shall become payable during the Term or thereafter) shall be paid by Tenant.  Tenant shall pay all expenses related to the maintenance, repair, management, or operations of the Premises as set forth in this Lease.  Except as provided in Section 4.3, Tenant shall not have any right to abate Rent or other sums payable hereunder by Tenant during the Term.

2.6Expansion Option.  Provided Tenant is not in Default under any term or provision contained in this Lease (beyond any applicable notice and cure period), Tenant shall have the right, exercisable by delivering written notice to Landlord, to expand the Premises (the “Expansion Option”) to include all or any portion of the remainder of the Building (“Expansion Premises”), which Expansion Premises; provided, however, the Expansion Option shall terminate and be of no further force and affect upon the earlier to occur of: (a) eighteen (18) months following the Commencement Date of this Lease (i.e., June 30, 2022), and (b) thirty (30) days following the date Landlord notifies Tenant that Landlord has either countered a bona fide offer or responded to a request for proposal to lease the Expansion Premises to a third-party tenant.  If Tenant exercises the Expansion Option then (x) the Base Rent for the Expansion Premises shall be $2.95 per rentable square foot per month on a triple net basis with pro-rated initial Premises concessions (i.e. Base Rent Abatement, Tenant Improvement Allowance) and proportionate increases in the parking allotment and security deposit, and (y) the Tenant and Landlord shall enter into an amendment to this Lease to memorialize the terms of the expansion of the Premises.

ARTICLE 3

TERM

3.1Term.  The Commencement Date, Expiration Date and Term of this Lease are as specified in Section 1.2 above.

3.2Delay in Possession.  Landlord agrees to use its commercially reasonable efforts to deliver possession of the Premises to Tenant by the Commencement Date.  If, despite said efforts, Landlord is unable to deliver possession by such date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or change the Expiration Date.

ARTICLE 4

RENT

4.1Rent Defined.  All monetary obligations of Tenant to Landlord under the terms of this Lease, including without limitation, Base Rent and Operating Expenses, and all taxes, costs, expenses and other amounts that Tenant is required to pay pursuant to this Lease to any other party, together with every fine, penalty, interest and costs which may be added for late payment thereof (except for the Security Deposit), are deemed to be rent (“Rent”).

4.2Payment.  Tenant shall cause payment of Rent to be received by Landlord in lawful money of the United States, without offset or deduction, on or before the day on which it is due; provided, however, that monthly Base Rent and any other Rent payable on a monthly basis shall be payable in advance on or before the first (1st) day of each month during the Term.  Rent for any period during the term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of said month.  Payment of Rent shall be made to Landlord at its address stated herein or to such other persons or place as Landlord may from time to time designate in writing.  Acceptance of a payment which is less than the amount then due shall not be a waiver of Landlord’s rights to the balance of such Rent, regardless of Landlord’s endorsement of any check so stating.  In the event that any check, draft, or other instrument of payment given by Tenant to Landlord is dishonored for any reason, Tenant agrees to pay to Landlord the sum of $25 in addition to any late charge and Landlord, at its option, may require all future Rent be paid by cashier’s check.  Payments will be applied first to accrued late charges and attorneys’ fees, second to accrued interest, then to Base Rent, insurance and Real Property Taxes, and any remaining amount to any other outstanding charges or costs.

4.3Monthly Base Rent Abatement.  Notwithstanding anything in Section 4.1 above to the contrary and provided that Tenant is not then in default under this Lease (beyond any applicable notice and cure period), Landlord hereby agrees to abate Tenant’s obligation to pay monthly Base Rent due under this Lease for the Premises (the “Base Rent Abatement”) for the Base Rent Abatement Period.   Tenant acknowledges and agrees that the Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the rental and performing the terms and conditions otherwise required under this Lease.  If Tenant shall be in default under this Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, or if this Lease is terminated for any reason other than Landlord’s breach of the Lease, then Tenant shall immediately become obligated to pay to Landlord all of the Base Rent Abatement amount abated hereunder during the Base Rent Abatement Period with interest as provided in this Lease from the date such Base Rent Abatement amount would have otherwise been due under this Lease but for the Base Rent Abatement Period provided herein.

4.4Operating Expenses. Tenant shall be responsible for, and shall pay to Landlord, as additional rent, Tenant’s Pro Rata Share of Operating Expenses (as defined below) for the Project.

4.5“Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues because of or in connection with the ownership, management, insurance maintenance, security, repair, replacement, restoration or operation of the Building and the Project, or any portion thereof, including, without limitation, (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, and storm drainage; (ii) the cost of licenses, certificates, permits and inspections; (iii) the cost of all insurance carried by Landlord or the property manager of Landlord in connection with the Project as set forth in Article 8t; (iv) the cost of landscaping, relamping, all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance or security of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space and the cost of furnishings in such management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building and/or the Project; (x) the cost of janitorial, alarm, security and other services; (xi) the cost for maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; and (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or (B) that are required under any governmental law or regulation; provided, however, that any capital expenditure shall be amortized with interest over the lesser of its useful life or, if applicable, the period of time in which the savings from such capital expenditure is equal to or greater than the cost of the capital expenditure, as Landlord shall reasonably determine.

4.6“Pro Rata Share” shall mean the percentage of the square footage of the Premises as compared to the square footage of the Project. Landlord shall have the right from time to time, including when the physical size of the Building, the Premises and/or the Project has changed, to re-determine the rentable square feet of the Premises and/or Building, and Tenant's Pro Rata Share shall be adjusted to reflect any such redetermination, which redetermination shall be in a manner that fairly and equitably allocates Operating Expenses among tenants of the Project.

4.7Payment of Operating Expenses.  All payments of Operating Expenses shall be made within thirty (30) days of request by Landlord.  Landlord may, at Landlord’s sole discretion, estimate the Operating Expenses, and require that Tenant’s Pro Rata Share of the Operating Expenses be paid in advance to Landlord by Tenant, either: (i) quarterly, (ii) monthly in advance along with the payment of the Base Rent, or (iii) in such other manner as the parties shall agree.  If Landlord elects to require payment monthly in advance, the monthly payment shall be an amount equal to the estimated amount of Operating Expenses for such calendar year divided by twelve.  If the total amount collected by Landlord is less than Tenant’s actual Pro Rata Share of Operating Expenses for any calendar year, as reasonably determined by Landlord, Tenant shall pay Landlord within thirty (30) days of request, such additional sums.  If the total amount collected by Landlord is more than Tenant’s actual Pro Rata Share of Operating Expenses for any calendar year, as reasonably determined by Landlord (an "Overage"), Tenant shall receive a credit against the Rent next due under this Lease in the amount of such Overage (or, in the event that this Lease shall have terminated, Tenant shall receive a refund from Landlord in the amount of such Overage). The terms of this Section 4.4 shall survive the early termination or expiration of this Lease.

ARTICLE 5

security deposit

Tenant shall deposit with Landlord upon execution hereof the Security Deposit as security for Tenant’s faithful performance of its obligations under this Lease.  If Tenant fails to pay Rent, or otherwise Defaults under this Lease, Landlord may, in addition to all other remedies available to Landlord at law or in equity, use, apply or retain all or any portion of the Security Deposit for the payment of any amount due Landlord, for Rents which will be due in the future and/or to reimburse or compensate Landlord for any liability, cost, expense, loss or damage which Landlord may suffer or incur by reason thereof.  If Landlord uses or applies all or any portion of the Security Deposit, Tenant shall within ten (10) days after written request therefor deposit monies with Landlord sufficient to restore the Security Deposit to the full amount required by this Lease. Within ninety (90) days after the expiration or termination of this Lease, Landlord shall return that portion of the Security Deposit not used or applied by Landlord.  No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Tenant under this Lease.

ARTICLE 6

USE

6.1Use.  Tenant shall use and occupy the Premises only for the Agreed Use, and for no other purpose.  Tenant shall not use or permit the Premises to be used for any other purpose without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion.  Tenant shall not use or permit the use of the Premises, or suffer or permit any person or persons to use the Premises or any part thereof for any purposes or in a manner that is unlawful, creates damage, waste or disturbs owners and/or occupants of, causes damage to, neighboring properties, or in any way that is contrary to any rules and regulations Landlord may require of Tenant, as the same may be amended by Landlord from time to time, or in violation of the laws of the United States of America, the State of California, the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect (collectively, the “Applicable Requirements”).  Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.  Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project. At its sole cost and expense, Tenant shall promptly comply with all such Applicable Requirements, including, without limitation, Applicable Requirements in effect to limit the spread of Infectious Conditions for itself and its employees, agents, contractors and invitees.   Tenant will obtain and pay for all licenses and permits (including any business licenses) required for Tenant’s use and occupancy of the Premises.

6.2Hazardous Substances.

6.3Reportable Uses Require Consent.  The term “Hazardous Substance” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory.  Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof.  Tenant shall not engage in any activity in or on the Premises that constitutes a Reportable Use of Hazardous Substances. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties.  Notwithstanding the foregoing, Tenant may use any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, ordinary office supplies (copier, toner, liquid paper, glue, etc.) and common household cleaning materials, so long as such use is in compliance with all Applicable Requirements and does not expose the Premises or neighboring property to any material risk of contamination or damage or expose Landlord to any liability therefor.   Landlord may require such additional assurances as Landlord reasonably deems necessary in Landlord’s sole and absolute judgment to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.

6.4Duty to Inform Landlord.  If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises in violation of Applicable Requirements, Tenant shall immediately give written notice of such fact to Landlord, and provide Landlord with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.

6.5Tenant Remediation.  Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Tenant’s expense, comply with Applicable Requirements and take all necessary or reasonably recommended investigatory and/or remedial action, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Tenant, or pertaining to or involving any Hazardous Substance brought onto the Premises at any time during the term of this Lease, by or for Tenant, or any third party.

6.6Tenant Indemnification.  Tenant shall be solely responsible for and shall indemnify, defend, reimburse and hold Landlord, its agents, lenders and employees, if any, harmless from and against any and all loss of rents and/or damages, losses, liabilities, judgments, claims, costs, expenses, penalties, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance brought, spilled or released in, on, under or about the Premises by or for Tenant, or any third party (provided, that Tenant shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from adjacent properties not caused or contributed to by Tenant).  Tenant’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.  No expiration, termination or cancellation of this Lease and no release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Landlord in writing at the time of such agreement.

6.7Compliance with Applicable Requirements.  Tenant shall, at Tenant’s sole expense, fully, diligently and in a timely manner, comply with all Applicable Requirements, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord’s engineers and/or consultants which relate in any manner to the Premises, without regard to whether said requirements are now in effect or become effective after the Commencement Date.  Tenant shall, within ten (10) days after receipt of Landlord’s written request, provide Landlord with copies of all permits and other documents, and other information evidencing Tenant’s compliance with any Applicable Requirements specified by Landlord, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Tenant or the Premises to comply with any Applicable Requirements.

6.8Inspection; Compliance.  Landlord and Landlord’s “Lender” (as defined in Section 17.13(a) below), if applicable, and consultants shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease.  The cost of any such inspections shall be paid by Landlord, unless a violation of Applicable Requirements, or a Hazardous Substance condition is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Tenant shall upon request reimburse Landlord for the cost of such inspections, so long as such inspection is reasonably related to the violation or contamination.

ARTICLE 7

maintenance; repairs; utility installations; fixtures and alternations

7.1Tenant’s Obligations.

7.2In General.  Except as provided in Section 7.2, it is expressly understood and agreed that Landlord is under no obligation to provide Tenant with any services (including, without limitation, any security services or janitorial services). Tenant shall, at Tenant’s sole expense, keep the Premises, Trade Fixtures, Utility Installations and Alterations in good order, condition, appearance and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Tenant, whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such portion of the Premises, and whether such maintenance or repair is foreseen or unforeseen), Tenant, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices. Tenant’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair.

7.3Failure to Perform.  If Tenant fails to perform Tenant’s obligations under this Section 7.1, Landlord may enter upon the Premises after ten (10) days’ prior written notice to Tenant (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Tenant’s behalf, and put the Premises in good order, condition and repair, and Tenant shall promptly pay to Landlord a sum equal to 110% of the cost thereof.

7.4Landlord’s Obligations.  Subject to reimbursement pursuant to Section 4.4, Landlord shall repair and maintain the exterior roof, structural portions of the Building and Premises, base building systems (including HVAC, electrical and plumbing systems) and the Common Areas. Landlord shall not be required to make any repair, replacement, maintenance or other work whatsoever in the interior of the Premises, and Tenant waives the right to make repairs, replacements or to perform maintenance or other work at the expense of Landlord, which right may be provided for in any Applicable Requirements.  It is the intention of the parties that the terms of this Lease govern the respective obligations of the parties as to maintenance and repair of the Premises, and they expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease.

7.5Utility Installations; Trade Fixtures; Alterations.

7.6Definitions.  The term “Utility Installations” refers to all floor and window coverings, air lines, steam lines, power panels, electrical distribution, security and fire protection systems, communication systems, information technology infrastructure, lighting fixtures, HVAC and other air-handling equipment, plumbing, and fencing in or on the Premises.  The term “Trade Fixtures” shall mean Tenant’s machinery and equipment that can be removed without doing material damage to the Premises.  The term “Alterations” shall mean any modification or improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion.  “Tenant Owned Alterations and/or Utility Installations” are defined as Alterations and/or Utility Installations made by Tenant that are not yet owned by Landlord pursuant to Section 7.4(a).

7.7Consent.  Except for any Improvements to be constructed by Tenant pursuant to the Work Letter, Tenant shall not make any Alterations or Utility Installations to the Premises without Landlord’s prior consent.  Tenant may, however, make non-structural Utility Installations to the interior of the Premises (excluding the roof) without such consent but upon notice to Landlord, as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing walls, will not affect the electrical, plumbing, HVAC, and/or life safety systems, and the cumulative cost thereof during this Lease for each building comprising a portion of the Premises does not exceed $100,000.00 in the aggregate.  Notwithstanding the foregoing, Tenant shall not make or permit any roof penetrations and/or install anything on the roof without the prior approval of Landlord.  Any Alterations or Utility Installations that Tenant shall desire to make and which require the consent of Landlord shall be made in accordance with the Work Letter.  Each of the parties hereto shall perform the obligations imposed upon such party in the Work Letter at the times and in the manner therein provided. Consent shall be deemed conditioned upon Tenant’s: (i) acquiring all applicable governmental permits, (ii) furnishing Landlord with copies of both the permits and the plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner.  Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials.  Tenant shall, promptly upon completion, furnish Landlord with as-built plans and specifications.  For work which costs an amount equal to the greater of one (1) month’s Base Rent, Landlord may condition its consent upon Tenant providing a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alteration or Utility Installation or upon Tenant’s posting an additional Security Deposit with Landlord equal to such amount, which additional Security Deposit shall be returned to Tenant upon completion of the work.  Tenant must reimburse Landlord within ten (10) days after Tenant’s receipt of Landlord’s invoice for Landlord’s actual and reasonable costs incurred relating to any Utility Installations, Trade Fixtures or Alterations, including but not limited to all management, engineering, consulting, construction and legal fees incurred by Landlord for the review and approval of Tenant’s plans and specifications or for monitoring Tenant’s construction of any Utility Installations, Trade Fixtures or Alterations. In the event that Tenant makes any Alterations, then prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 8 of this Lease immediately upon completion thereof.

7.8Liens; Bonds.  Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or any interest therein.  Tenant shall give Landlord not less than ten (10) days’ notice prior to the commencement of any work in, on or about the Premises, and Landlord shall have the right to post notices of non-responsibility.  If Tenant shall contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof.  If Landlord shall require, Tenant shall furnish a surety bond in an amount equal to one and one-half times the amount of such contested lien, claim or demand, indemnifying Landlord against liability for the same.  Landlord shall not be liable for any labor, services or materials furnished to Tenant or to any party holding any portion of the Premises through or under Tenant and no mechanic’s liens or other liens for any labor, services or materials shall attaché to the Premises or the leasehold estate created thereby.

7.9Ownership; Removal; Surrender; and Restoration.

7.10Ownership.  Subject to Landlord’s right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Tenant shall be the property of Tenant, but considered a part of the Premises.  Landlord may, at any time, elect in writing to be the owner of all or any specified part of the Tenant Owned Alterations and Utility Installations.  Unless otherwise instructed per Section 7.4(b) hereof, all Tenant Owned Alterations and Utility Installations shall, at the expiration or termination of this Lease, become the property of Landlord and be surrendered by Tenant with the Premises.

7.11Removal.  By delivery to Tenant of written notice from Landlord no later than sixty (60) days prior to the end of the term of this Lease, Landlord may require that any or all Tenant Owned Alterations or Utility Installations installed by or for the benefit of Tenant after the date of this Lease be removed by the expiration or earlier termination of this Lease, or within thirty (30) days following delivery of such written notice, if given after expiration or termination of this Lease.  Landlord may require the removal at any time of all or any part of any Tenant Owned Alterations or Utility Installations made without the required consent.  Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to remove any of the initial Improvements installed prior to Tenant’s initial occupancy of the Premises.

7.12Surrender; Restoration.  Tenant shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, normal wear and tear excepted. Tenant shall perform all restorations, replacements or renewals required to deliver the Premises and all improvements thereon or a part thereof to Landlord in good order, condition and state of repair, normal wear and tear excepted. Tenant shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Tenant Owned Alterations or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Tenant, and the removal, replacement, or remediation of any soil, material or groundwater contaminated by Tenant.  Trade Fixtures shall remain the property of Tenant and shall be removed by Tenant. Any personal property of Tenant not removed on or before the Expiration Date or any earlier termination date shall be deemed to have been abandoned by Tenant and may be disposed of or retained by Landlord at Landlord’s sole discretion. The failure by Tenant to timely vacate the Premises pursuant to this Section 7.4(c) without the express written consent of Landlord shall constitute a holdover under the provisions of Section 17.9 below.

7.13Tenant’s Default of Maintenance and Repair Obligations.  If Tenant shall be in default of any of the provisions of this Section 7, Landlord may, after thirty (30) days’ written notice to Tenant and failure of Tenant to cure during said period, but without notice in the case of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances for the account of and at the expense of Tenant.  All reasonable sums so paid by Landlord and all reasonable expenses (including without limitation reasonable attorneys’ fees and costs) so incurred, together with Interest from the date of payment or the incurring of such expenses, shall constitute Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.

ARTICLE 8

insurance; indemnity

8.1Payment for Insurance.  Tenant shall pay for all insurance required under Paragraph 8.  Premiums for policy periods commencing prior to or extending beyond the Term shall be prorated to correspond to the Term.  Payment for insurance held by Tenant shall be made by Tenant directly to the insurance carrier.

8.2Liability Insurance.  Tenant shall obtain and keep in force during the term of this Lease (i) a Commercial General Liability policy of insurance protecting Tenant and Landlord as an additional insured against claims for bodily injury, property damage and personal injury based upon, relating to, involving, or arising out of the use, occupancy, or maintenance of the Premises and all areas appurtenant thereto with such insurance to be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000, and (ii) excess (or umbrella) liability insurance in an amount not less than$ $1,000,000 per occurrence $3,000,000 aggregate limit, applying in excess over the limits and coverages noted in subsection (i) above.  Tenant shall promptly provide Landlord with evidence of such insurance in the form of an endorsement to the policy.  The insurance shall include an “Additional Insured – Managers, Landlords, of Premises” endorsement.  The policy shall not contain any inter-insured exclusions as between insured persons or organizations, shall contain endorsements for cross-liability to ensure a severability of interests, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.  The limits of said insurance required by this Lease or as carried by Tenant shall not, however, limit the liability of Tenant, nor relieve Tenant of any obligation hereunder.  All insurance to be carried by Tenant shall be primary to and not contributory with any insurance carried by Landlord, whose insurance shall be considered excess insurance only and shall not insure Tenant. Tenant shall comply with and maintain, and shall require all its vendors and contractors who provide services to or upon the Premises to comply and maintain, reasonable insurance requirements as set forth by Landlord.

8.3Property Insurance – Building and Improvements.

8.4Building and Improvements.  Subject to reimbursement pursuant to Section 4.4, Landlord shall obtain and keep in force, at Tenant’s sole cost and expense, a policy or policies in the name of Landlord, with loss payable to Landlord insuring loss or damage to the Premises.  The amount of such insurance shall be equal to the Replacement Cost of the Premises, as the same shall exist from time to time, but in no event more than the commercially reasonable and available insurable value thereof.  If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage, including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss.  Said policy or policies shall not exclude flood coverage if the Premises are located in a flood zone, and may include earthquake coverage in Landlord’s discretion. Said policy or policies shall also contain, if available and commercially appropriate, an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S.  Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises is located.  Such insurance coverage may have a deductible clause, and such deductible amount shall be an Operating Expense pursuant to Section 4.4, in the event of an Insured Loss.  Tenant, at Tenant’s option, by providing written notice to Landlord, shall have the right to obtain the insurance required in this section.

8.5Tenant’s Property; Business Interruption Insurance; Worker’s Compensation Insurance.

8.6Property Damage.  Tenant shall obtain and maintain insurance coverage on all of Tenant’s personal property, Trade Fixtures, and Tenant Owned Alterations and Utility Installations for the full replacement cost thereof.  The proceeds from any such insurance shall be used by Tenant for the replacement of personal property, Trade Fixtures and Tenant Owned Alterations and Utility Installations.

8.7Business Interruption Insurance.  Tenant shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent Tenants in the business of Tenant or attributable to prevention of access to the Premises as a result of such perils.

8.8Worker’s Compensation Insurance.  Tenant shall obtain and maintain worker’s compensation insurance in such amount as may be required by Applicable Requirements.  Such policy shall include a “Waiver of Subrogation” endorsement.

8.9No Representation of Adequate Coverage.  Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

8.10Additional Requirement. Landlord may require that Tenant’s licensees, vendors, or agents carry reasonable insurance coverage and list Landlord and any management company of the Property as additional insureds.

8.11Insurance Policies.  Insurance required herein shall be by companies duly licensed or admitted to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least A-, VII, as set forth in the most current issue of “Best’s Insurance Guide,” or such other rating as may be reasonably required by a Lender.  Tenant shall not do or permit to be done anything that invalidates the required insurance policies.  Tenant shall, prior to the Commencement Date, deliver to Landlord certified copies of policies of such insurance or endorsements evidencing the existence and amounts of the required insurance.  Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with evidence satisfactory to Landlord of renewals or “insurance binders” evidencing renewal thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand.  Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.  If Tenant shall fail to procure and maintain the insurance required to be carried by it, Landlord may, but shall not be required to, procure and maintain the same at Tenant’s expense, for which Tenant shall promptly reimburse Landlord together with Interest thereon from the date paid by Landlord.  Tenant shall pay all premiums for the insurance required by this Section 8 as they become due.

8.12Waiver of Subrogation.  Without affecting any other rights or remedies, Tenant and Landlord each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein.  The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto.  The parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance is not invalidated thereby.

8.13Indemnity.  Except for Landlord’s gross negligence or willful misconduct, Tenant shall indemnify, protect, defend and hold harmless the Premises, Landlord and its agents and Lenders from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises or the Project by Tenant or Tenant’s agents, contractors, employees, licensees or invitees (collectively, “Tenant Parties”), any act, omission or negligence of any Tenant Parties, or any breach of this Lease by Tenant.  If any action or proceeding is brought against Landlord by reason of any of the foregoing matters, Tenant shall upon notice defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord and Landlord shall reasonably cooperate with Tenant in such defense.  Landlord need not have first paid any such claim in order to be defended or indemnified.

8.14Exemption of Landlord and its Agents from Liability.  Notwithstanding the negligence or breach of this Lease by Landlord or its agents, neither Landlord nor its agents shall be liable under any circumstances for injury or damage to the person or goods, wares, merchandise or other property of any Tenant Parties or any other person in or about the Premises, by reason of the condition of the Premises or the operation thereof or for any other reason, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Building of which the Premises are a part, or from other sources or places.  Landlord and its agents shall not be liable for any damages arising from any act or neglect of any other tenant of Landlord. Notwithstanding Landlord’s negligence or breach of this Lease, Landlord shall under no circumstances be liable for injury to Tenant’s business or for any loss of income or profit therefrom and Tenant waives any claim against Landlord for actual, consequential, incidental, exemplary or punitive damages.  Instead, it is intended that Tenant’s sole recourse in the event of such damages or injury be to file a claim on the insurance policy(ies) that Tenant is required to maintain pursuant to the provisions of this Section 8.

ARTICLE 9

damage or destruction

9.1Definitions.

9.2“Premises Partial Damage” shall mean damage or destruction to the improvements on the Building or Premises, other than Tenant Owned Alterations and Utility Installations, which can reasonably be repaired in six (6) months or less from the date of the damage or destruction.

9.3“Premises Total Destruction” shall mean damage or destruction to the Building or Premises, other than Tenant Owned Alterations and Utility Installations and Trade Fixtures, which cannot reasonably be repaired in six (6) months or less from the date of the damage or destruction.

9.4“Insured Loss” shall mean damage or destruction to improvements on the Premises, other than Tenant Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Section 8.3(a), irrespective of any deductible amounts or coverage limits involved.

9.5“Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Landlord at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

9.6“Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance, in, on, or under the Premises which requires remediation.

9.7Notification.  Upon the occurrence of a casualty, damage or destruction to the Building or Premises, Landlord shall notify Tenant within thirty (30) days from the date of such event informing Tenant if such casualty, damage or destruction constitutes Premises Partial Damage or Premises Total Destruction.

9.8Partial Damage – Insured Loss.  If a Premises Partial Damage that is an Insured Loss occurs, then Landlord shall, at Tenant’s expense, repair such damage (but not Tenant’s Trade Fixtures or Tenant Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect.  Premises Partial Damage due to flood or earthquake shall be subject to Section 9.4, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs.

9.9Partial Damage – Uninsured Loss.  If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Tenant (in which event Tenant shall reimburse Landlord for the cost of the repairs), Landlord may either: (i) repair such damage as soon as reasonably possible at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Tenant within thirty (30) days after receipt by Landlord of knowledge of the occurrence of such damage. Such termination shall be effective sixty (60) days following the date of such notice. In the event Landlord elects to terminate this Lease, Tenant shall have the right within ten (10) days after receipt of the termination notice to give written notice to Landlord of Tenant’s commitment to pay for the repair of such damage without reimbursement from Landlord.  Tenant shall provide Landlord with said funds or satisfactory assurance thereof within thirty (30) days after making such commitment. In such event this Lease shall continue in full force and effect, and Landlord shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Tenant does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

9.10Total Destruction.  Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, this Lease shall terminate sixty (60) days following such Destruction.  If the damage or destruction was caused by the negligence or willful misconduct of Tenant, Landlord shall have the right to recover Landlord’s damages from Tenant.

9.11Damage Near End of Term.  If at any time during the last six (6) months of this Lease there is damage for which the cost to repair exceeds one (1) month’s Base Rent, whether or not an Insured Loss, Landlord may terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving a written termination notice to Tenant within thirty (30) days after the date of occurrence of such damage.

9.12Abatement of Rent; Tenant’s Remedies.

9.13Abatement.  In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Tenant is not responsible under this Lease, the Rent payable by Tenant for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Tenant’s use of the Premises is impaired. All other obligations of Tenant hereunder shall be performed by Tenant, and Landlord shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

9.14Remedies.  If Landlord is obligated to repair or restore the Premises and does not commence, in a substantial and meaningful way, such repair or restoration within 120 days after such obligation shall accrue, Tenant may, at any time prior to the commencement of such repair or restoration, give written notice to Landlord of Tenant’s election to terminate this Lease on a date not less than sixty (60) days following the giving of such notice.  If Tenant gives such notice and such repair or restoration is not commenced within thirty (30) days thereafter, this Lease shall terminate as of the date specified in said notice.  If the repair or restoration is commenced within such thirty (30) days, this Lease shall continue in full force and effect. “Commence” shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

9.15Waive Statutes.  Landlord and Tenant agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

ARTICLE 10

real property taxes

10.1Definition.  As used herein, the term “Real Property Taxes” shall include any form of assessment; real estate, general, special, ordinary, unforeseen or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Landlord in the Premises or the Project, Landlord’s right to other income therefrom, and/or Landlord’s business of leasing, including, without limitation, gross rentals, taxes by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address and where the proceeds so generated are to be applied by the city, county, state or other taxing authority of a jurisdiction within which the Premises are located.  Real Property Taxes shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring prior to or during the term of this Lease, including but not limited to, renovations of the Premises, construction of the Improvements, escape assessments or a change in the ownership of the Premises or any other tax or assessment imposed in lieu of any other real property.

10.2Payment.

10.3Payment of Taxes.  In addition to Base Rent, Tenant shall pay Tenant’s Pro Rata Share of the Real Property Taxes.  Subject to Section 10.2(b), all such payments shall be made at least ten (10) days prior to any delinquency date. Landlord shall receive invoices for taxes due and upon such receipt promptly deliver such invoices or bills directly to Tenant; provided, that Landlord’s failure to deliver any such bill or invoice shall not limit Tenant’s obligation to pay such tax. Tenant shall promptly furnish Landlord with satisfactory evidence that such taxes have been paid.  If any such taxes shall cover any period of time prior to or after the expiration or termination of this Lease, Tenant’s share of such taxes shall be prorated to cover only that portion of the tax bill applicable to the period that this Lease is in effect, and Landlord shall reimburse Tenant for any overpayment.  If Tenant shall fail to pay any required Real Property Taxes, Landlord shall have the right to pay the same, and Tenant shall reimburse Landlord therefor promptly upon demand.

10.4Advance Payment.  Landlord may, at Landlord’s option, estimate the current Real Property Taxes, and require that Tenant’s Pro Rata Share of the Real Property Taxes be paid in advance to Landlord by Tenant, either: (i) in a lump sum amount equal to Pro Rata Share of the installment due, at least twenty (20) days prior to the applicable delinquency date, or (ii) monthly in advance with the payment of the Base Rent.  If Landlord elects to require payment monthly in advance, the monthly payment shall be an amount equal to the amount of the estimated amount of taxes divided by the number of months remaining before the month in which said installment becomes delinquent.  When the actual amount of the applicable tax bill is known, the amount of such equal monthly advance payments shall be adjusted as required to provide the funds needed to pay the applicable taxes.  If the amount collected by Landlord is insufficient to pay Tenant’s

Pro Rata Share of such Real Property Taxes when due, Tenant shall pay Landlord, upon demand, such additional sums as are necessary to pay such obligations.  All moneys paid to Landlord under this Section may be intermingled with other moneys of Landlord and shall not bear interest.  In the event of a Breach by Tenant in the performance of its obligations under this Lease, then any balance of funds paid to Landlord under the provisions of this Section may at the option of Landlord, be treated as an additional Security Deposit.

10.5Joint Assessment. If the Premises are not separately assessed, Tenant’s liability shall be calculated in in accordance with Section 4.4 and in such proportion to be reasonably determined by Landlord from the respective valuations assigned in the assessor’s work sheets or such other information as may be reasonably available.

10.6Personal Property Taxes.  Tenant shall pay, prior to delinquency, all taxes assessed against and levied upon Tenant Owned Alterations, Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Tenant.  When possible, Tenant shall cause such property to be assessed and billed separately from the real property of Landlord.  If any of Tenant’s said personal property shall be assessed with Landlord’s real property, Tenant shall pay Landlord the taxes attributable to Tenant’s property within ten (10) days after receipt of a written statement.

ARTICLE 11

utilities

Tenant shall obtain and timely pay for all water, gas, heat, light, power, electricity, telephone and other information technology infrastructure, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon.  If any such utilities are provided to Tenant in common with Landlord or other tenants of the Building, Tenant shall pay its reasonable share of such utility expenses based upon the percentage of the square footage of the Premises as compared to the square footage of the Building. If Tenant shall use an over standard amount of utilities or consume any such utility in excess of standard office use, Tenant shall pay Landlord for such excess costs, as reasonably determined by Landlord.  It is expressly understood and agreed that Landlord shall have no liability for any provision, interruption or termination of utility services to the Premises and Tenant shall have no right to abatement of Rent or other charges hereunder nor any right to terminate this Lease in the event of any such failure to provide, interruption or termination of utility services.

ARTICLE 12

assignment and subletting

12.1Landlord’s Consent Required.

12.2Except as provided in Section 12.4, Tenant shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, “assign or assignment”) or sublet all or any part of Tenant’s interest in this Lease or in the Premises without Landlord’s prior written consent.

12.3An assignment or subletting without consent shall, at Landlord’s option, be a Default curable after notice per Section 13.1(e), or a noncurable Breach without the necessity of any notice and grace period.  If Landlord elects to treat such unapproved assignment or subletting as a noncurable Breach, in addition to all other rights and remedies of Landlord herein, Landlord may either: (i) terminate this Lease, or (ii) upon thirty (30) days written notice, increase the monthly Base Rent to one hundred ten percent (110%) of the Base Rent then in effect.  Further, in the event of such Breach and rental adjustment, all fixed rental adjustments scheduled during the remainder of the Term, including, but not limited to the annual increase in Base Rent pursuant to Section 1.3 herein, shall be increased to One Hundred Ten Percent (110%) of the scheduled adjusted rent.

12.4Tenant’s remedy for any breach of Section 12.1 by Landlord shall be limited to compensatory damages.

12.5Terms and Conditions Applicable to Assignment and Subletting.

12.6Regardless of Landlord’s consent, any assignment or subletting shall not: (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Tenant under this Lease, (ii) release Tenant of any obligations hereunder, or (iii) alter the primary liability of Tenant for the payment of Rent or for the performance of any other obligations to be performed by Tenant.

12.7Landlord may accept Rent or performance of Tenant’s obligations from any person other than Tenant pending approval or disapproval of an assignment.  Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Landlord’s right to exercise its remedies for Tenant’s Default or Breach.

12.8Landlord’s consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting.

12.9In the event of any Default or Breach by Tenant, Landlord may proceed directly against Tenant or anyone else responsible for the performance of Tenant’s obligations under this Lease, including any assignee or sublessee, without first exhausting Landlord’s remedies against any other person or entity responsible therefore to Landlord, or any security held by Landlord.

12.10Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Landlord’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Premises, if any, together with a fee of $1,000 as consideration for Landlord’s considering and processing said request.  Tenant agrees to provide Landlord with such other or additional information and/or documentation as may be reasonably requested.

12.11Any assignee of, or sublessee under, this Lease shall, by reason of accepting such assignment, entering into such sublease, or entering into possession of the Premises or any portion thereof, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Landlord has specifically consented to in writing.

12.12Additional Terms and Conditions Applicable to Subletting.  The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein.

12.13Tenant hereby assigns and transfers to Landlord all of Tenant’s interest in all Rent payable on any sublease, and Landlord may collect such Rent and apply same toward Tenant’s obligations under this Lease; provided, that until a Breach shall occur in the performance of Tenant’s obligations, Tenant may collect said Rent.  Landlord shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Rent, be deemed liable to the sublessee for any failure of Tenant to perform and comply with any of Tenant’s obligations to such sublessee.  Tenant hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Landlord stating that a Breach exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord all Rent due and to become due under the sublease.  Sublessee shall rely upon any such notice from Landlord and shall pay all Rents to Landlord without any obligation or right to inquire as to whether such Breach exists, notwithstanding any claim from Tenant to the contrary.

12.14In the event of a Breach by Tenant, Landlord may, at its option, require sublessee to attorn to Landlord, in which event Landlord shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, that Landlord shall not be liable for any prepaid rents paid or security deposit paid by such sublessee to such sublessor or for any prior Defaults or Breaches of such sublessor.  If Tenant does not require the sublessor to attorn to Landlord, the sublease shall be extinguished upon the termination of this Lease as a result of Tenant’s breach hereunder, and the sublessee shall have no further right to occupy the Premises.

12.15Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Landlord.

12.16No sublessee shall further assign or sublet all or any part of the Premises without Landlord’s prior written consent.

12.17Affiliated Companies/Restructuring of Business Organization.  Neither (A) the assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant in one or a series of transactions, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as "Affiliates"), nor (B) any transfer of the membership interest, stock or shares of Tenant, shall be deemed a Transfer under this Article 14, provided that

12.18Any such Affiliate was not formed, nor was such financing intended, as a subterfuge to avoid the obligations of this Article 12;

12.19Tenant gives Landlord notice of any such assignment, sublease, financing or public offering;

12.20Any such Affiliate shall assume, upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and

12.21Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

12.22Special Transferees. Tenant shall be permitted, upon prior written notice to Landlord (without otherwise triggering the provisions of this Article 12 to enter into any license/use agreement for Tenant's affiliates, subsidiaries or parents in connection with Tenant's business, and such licensees shall not be deemed a Transfer under this Article 12; provided that (a) Tenant shall, at the request of Landlord, give Landlord any documents or information reasonably requested by Landlord regarding such licensees/users (including, but not limited to, applicable certificates of insurance), and (b) Tenant shall not be permitted to separately demise any such space nor shall such licensees/users be permitted to maintain a separate reception area in the premises.

ARTICLE 13

default; breach; remedies

13.1Default; Breach.  A “Default” is defined as a failure by Tenant timely to comply with or perform any of the terms, covenants, conditions or rules under this Lease.  A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Tenant to cure such Default within any applicable grace period:

13.2The failure of Tenant to make any payment of Rent or any Security Deposit required to be made by Tenant hereunder, whether to Landlord or to a third party, within three (3) business days after written notice that such payment is overdue.  THE ACCEPTANCE BY LANDLORD OF A PARTIAL PAYMENT OF RENT OR SECURITY DEPOSIT SHALL NOT CONSTITUTE A WAIVER OF ANY OF LANDLORD’S RIGHTS, INCLUDING LANDLORD’S RIGHT TO RECOVER POSSESSION OF THE PREMISES.

13.3The failure of Tenant to allow Landlord and/or its agents access to the Premises or the commission of waste, act or acts constituting public or private nuisance, and/or an illegal activity on the Premises by Tenant, where such actions continue for a period of ten (10) business days following written notice to Tenant.  In the event that Tenant commits waste, a nuisance or an illegal activity a second time then, Landlord may elect to treat such conduct as a non-curable Breach rather than a Default.

13.4The failure by Tenant to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the rescission of an unauthorized assignment or sublease, or (iii) any other documentation or information which Landlord may reasonably require of Tenant under the terms of this Lease, where any such Default continues for a period of ten (10) business days after written notice.

13.5A Default by Tenant as to the terms, covenants, conditions or provisions of this Lease, other than those described in Section 13.1(a), (b), (c) or (d) above, where such Default continues for a period of thirty (30) days after written notice; provided, that if the nature of Tenant’s Default is such that it is reasonably capable of cure but  more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a Breach if Tenant promptly (but in no event later than 30 days) commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

13.6The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. §101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this Section 13.1(f) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

13.7Tenant does or permits anything that creates a lien on the Premises or the Project, and Tenant fails to discharge the lien within thirty days of its filing.

13.8If a Default occurs more than four times within any period of twelve (12) months, then, notwithstanding that Tenant cured those prior Defaults, any further Default is a Breach of this Lease for which no notice is required or cure available.

13.9Remedies.  If Tenant fails to perform any of its affirmative duties or obligations, within five (5) days after written notice (or in case of an emergency, without notice), Landlord may, at its option, perform such duty or obligation on Tenant’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. Tenant shall pay to Landlord an amount equal to 110% of the costs and expenses of any such performance by Landlord promptly upon receipt of invoice therefor. In the event of a Breach, Landlord may, with or without further notice or demand, and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such Breach:

13.10Terminate Tenant’s right of possession, in which case this Lease shall immediately terminate and Tenant shall immediately surrender possession of the Premises to Landlord.  In such event, Landlord shall be entitled to recover from Tenant:  (i) the unpaid Rent which has been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, and reasonable attorneys’ fees.  The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the prime rate of interest published in the Wall Street Journal, or a comparable publication if the prime rate is no longer available in the Wall Street Journal plus four percent.  Efforts by Landlord to mitigate damages caused by Tenant’s Breach of this Lease shall not waive Landlord’s right to recover damages under this Article 13 or otherwise.  If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Landlord shall have the right to recover in such proceeding any unpaid Rent and damage as are recoverable therein, or Landlord may reserve the right to recover all or any part thereof in a separate suit.  If a notice and grace period are required under Section 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Tenant under the unlawful detainer statute shall also constitute the notice required by Section 13.1.  In such case, the applicable grace period required by Section 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Tenant to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Landlord to the remedies provided for in this Lease and/or by said statute.

13.11Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Premises.  In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due. Acts of maintenance, efforts to relet, and/or the appointment or a receiver to protect Landlord’s interests shall not constitute a termination of Tenant’s right to possession.

13.12Pursue the remedy of specific performance and/or injunctive relief.

13.13Change or alter the locks at the Premises and otherwise lock Tenant out of the Premises.

13.14Pursue any other remedy now or hereafter available in equity under the laws or judicial decisions of the state wherein the Premises are located.

13.15The expiration or termination of this Lease and/or the termination of Tenant’s right to possession shall not relieve Tenant from liability under any indemnity provisions of this Lease as to matters occurring or accruing prior to the expiration or earlier termination of this Lease.

13.16The acceptance by Landlord of any payments from Tenant after the expiration or earlier termination of this Lease shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction.

13.17If Tenant shall hold over or remain in possession of the Premises or any part thereof beyond the expiration or earlier termination of this Lease, then Tenant shall be subject to summary proceeding for eviction and liable for all damages related thereto.  All damages of Landlord by reason of such holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

13.18Late Charges.  Tenant hereby acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by any Lender.  Accordingly, if any Rent shall not be received by Landlord (or received by any other third party that Tenant is directed to pay, as provide herein), within five (5) days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a one-time late charge equal to the greater of $250 or five percent (5%) of each such overdue amount.  The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.  Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder.  In the event that a late charge is payable hereunder, whether or not collected, for three (3) installments of Base Rent in any twelve (12) month period, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Landlord’s option, become due and payable quarterly in advance.

13.19Interest.  Any monetary payment due Landlord hereunder, other than late charges, not received by Landlord, when due as to scheduled payments (such as Base Rent) or within thirty (30) days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the thirty-first (31st) day after it was due as to non-scheduled payments.  The interest (“Interest”) charged shall be equal to ten percent (10%) per annum, but shall not exceed the maximum rate allowed by law.  Interest is payable in addition to the potential late charge provided for in Section 13.3.

ARTICLE 14

condemnation

If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 25% of the Premises, is taken by Condemnation, Tenant may, at Tenant’s option, to be exercised in writing within ten (10) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, that Tenant shall be entitled to any compensation paid by the condemnor for Tenant’s relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Article 14. All Alterations and Utility Installations made to the Premises by Tenant, for purposes of

Condemnation only, shall be considered the property of Tenant and Tenant shall be entitled to any and all compensation which is payable therefor. In the event that this Lease is not terminated by reason of the Condemnation, Landlord shall repair any damage to the Premises caused by such Condemnation.

ARTICLE 15

BROKERS

Tenant and Landlord each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder in connection with this Lease, and that no person is entitled to any commission or finder’s fee in connection herewith.  Tenant and Landlord do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

ARTICLE 16

estoppel certificates

16.1Each party (as “Responding Party”) shall within ten (10) business days after written notice from the other party (the “Requesting Party”) execute, acknowledge and deliver to the Requesting Party a statement in writing in form similar to the then most current “Estoppel Certificate” form published by the American Industrial Real Estate Association, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party.

16.2If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such ten (10) day period, the Requesting Party may execute an Estoppel Certificate stating that: (i) this Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party’s performance, and (iii) if Landlord is the Requesting Party, not more than one (1) month’s rent has been paid in advance.  Prospective purchasers and encumbrancers may rely upon the Requesting Party’s Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate.

16.3If Landlord desires to finance, refinance, or sell the Premises, or any part thereof, Tenant shall deliver to any potential lender or purchaser designated by Landlord such financial statements as may be reasonably required by such lender or purchaser.  All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

ARTICLE 17

miscellaneous

17.1Definition of Landlord.  The term “Landlord” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises.  In the event of a transfer of Landlord’s title or interest in the Premises or this Lease, the prior Landlord shall fully be released from and relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by Landlord.  Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by Landlord shall be binding only upon Landlord as hereinabove defined.

17.2Severability.  The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

17.3Day.  Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

17.4Limitation on Liability.  The obligations of Landlord under this Lease shall not constitute personal obligations of Landlord or its affiliates, individual partners, directors, officers or shareholders.  Tenant shall look to the Premises, and to no other assets of Landlord, for the satisfaction of any liability of Landlord with respect to this Lease, and shall not seek recourse against the individual partners of Landlord or its individual partners, directors, officers or shareholders, or any of their personal assets for such satisfaction.

17.5Time of Essence.  Time is of the essence with respect to the performance of all obligations to be performed or observed by the parties under this Lease.

17.6No Prior or Other Agreements.  This Lease constitutes the entire agreement between Landlord and Tenant with respect to the lease of the Premises and supersedes any and all other prior written or oral agreements or understandings with respect to this transaction.  Except as expressly set forth in this Lease, no representations, inducements, understanding or anything of any nature whatsoever, made, stated or represented by Landlord or anyone acting on Landlord’s behalf, either orally or in writing have induced Tenant to enter into this Lease, and Tenant acknowledges, represents and warrants that Tenant has entered into this Lease under and by virtue of Tenant’s own independent investigation.

17.7Notices.

17.8Notice Requirements.  All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Section 17.7.  The addresses noted adjacent to a party’s signature on this Lease shall be that party’s address for delivery or mailing of notices.  Either party may by written notice to the other specify a different address for notice.  A copy of all notices to Landlord shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate in writing.

17.9Date of Notice.  Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon.  If sent by regular mail the notice shall be deemed given forty-eight (48) hours after the same is addressed as required herein and mailed with postage prepaid.  Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the Postal Service or courier.  Notices transmitted by facsimile transmission or similar means shall be deemed delivered upon telephone confirmation of receipt, provided a copy is also delivered via delivery or mail.  If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

17.10Waivers.  No waiver by Landlord of the Default or Breach of any term, covenant or condition hereof by Tenant, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Tenant of the same or of any other term, covenant or condition hereof.  Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to, or approval of, any subsequent or similar act by Tenant, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent.  The acceptance of Rent by Landlord shall not be a waiver of any Default or Breach by Tenant.  Any payment by Tenant may be accepted by Landlord on account of moneys or damages due Landlord, notwithstanding any qualifying statements or conditions made by Tenant in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Landlord at or before the time of deposit of such payment.  THE PARTIES AGREE THAT THE TERMS OF THIS LEASE SHALL GOVERN WITH REGARD TO ALL MATTERS RELATED THERETO AND HEREBY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE TO THE EXTENT THAT SUCH STATUTE IS INCONSISTENT WITH THIS LEASE.

17.11No Right to Holdover.  Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease.  In the event that Tenant holds over, then such holdover shall be deemed a “Tenancy at Sufferance” (with Tenant waiving, to the fullest extent permitted by applicable law, any required statutory notices to vacate the Premises) and the Base Rent shall be increased to one hundred fifty percent (150%) of the Base Rent applicable during the month immediately preceding the expiration or termination.  Nothing contained herein shall be construed as consent by Landlord to any holding over by Tenant.

17.12Cumulative Remedies.  No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

17.13Covenants and Conditions; Construction of Agreement.  All provisions of this Lease to be observed or performed by Tenant are both covenants and conditions.  It is expressly understood and agreed that Tenant’s obligation to pay Rent and other charges due hereunder is an independent covenant.  In construing this Lease, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Lease.  Whenever required by the context, the singular shall include the plural and vice versa.  This Lease shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it.

17.14Binding Effect; Choice of Law.  This Lease shall be binding upon the parties, their personal representatives, successors and assigns and be governed by the laws of the State of California.  Any litigation between the parties hereto concerning this Lease shall be initiated only in the county of Los Angeles, California.

17.15Subordination; Attornment; Non-Disturbance.

17.16Subordination.  This Lease shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof, subject to Tenant’s receipt of a non-disturbance agreement in Lender’s standard form.  Tenant agrees that the holders of any such Security Devices (in this Lease together referred to as “Lender”) shall have no liability or obligation to perform any of the obligations of Landlord under this Lease.  Any Lender may elect to have this Lease superior to the lien of its Security Device by giving written notice thereof to Tenant, whereupon this Lease shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

17.17Attornment.  In the event that Landlord transfers title to the Premises, or the Premises are acquired by another upon the foreclosure or termination of a Security Device to which this Lease is subordinated (i) Tenant shall attorn to such new owner, and upon request, enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remainder of the term hereof, or, at the election of the new owner, this Lease will automatically become a new lease between Tenant and such new owner, and (ii) Landlord shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Landlord’s obligations, except that such new owner shall not: (a) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Tenant might have against any prior lessor, (c)

be bound by prepayment of more than one (1) month’s rent, or (d) be liable for the return of any security deposit paid to any prior lessor which was not paid or credited to such new owner.

17.18Self-Executing.  The agreements contained in this Section 17.13 shall be effective without the execution of any further documents; provided, however, that, upon written request from Landlord or a Lender in connection with a sale, financing or refinancing of the Premises, Tenant and Landlord shall execute such further writings as may be reasonably required to separately document any subordination or attornment agreement provided for herein.

17.19Modifications Required by Lender.  If any Lender requires a modification of this Lease that will not increase Tenant’s cost or expense or materially or adversely change Tenant’s rights and obligations, this Lease shall be so modified and Tenant shall execute whatever documents are required and deliver them to Landlord within ten (10) business days after the request.

17.20Infectious Disease Liability Waiver. Tenant acknowledges and agrees that measures and/or services implemented at the Project, if any, intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of communicable diseases and/or viruses of any kind or nature (“Infectious Conditions”), may not prevent the spread of such Infectious Conditions. Neither Landlord nor any Landlord Parties shall have any liability and Tenant waives any claims against Landlord and the Landlord Parties with respect to any loss, damage or injury in connection with (x) the implementation, or failure of Landlord or any Landlord Parties to implement, any measures and/or services at the Project intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of Infectious Conditions, or (y) the failure of any measures and/or services implemented at the Project, if any, to limit the spread of any Infections Conditions.

17.21Attorneys’ Fees.  If any party brings an action or proceeding involving the Premises to enforce the terms hereof or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to recover its reasonable attorneys’ fees.  Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment.  The term “Prevailing Party” shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense.  The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred.  In addition, Landlord shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach.  In addition, if, as a result of any action or request of Tenant, Landlord consults or retains attorneys, Tenant must reimburse Landlord for its attorneys’ fee within ten (10) days following Tenant’s receipt of Landlord’s invoice for those attorneys’ fees.

17.22Landlord’s Access; Showing Premises; Repairs.  Landlord and Landlord’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times for the purpose of: (i) showing the same to prospective purchasers, lenders, or lessees; (ii) making such alterations, repairs, improvements or additions to the Premises as Landlord may deem necessary, so long as they do not interfere with Tenant’s business or use of the Premises; or, (iii) any other reason as Landlord shall deem necessary.  All such activities shall be without abatement of rent or liability to Tenant.  Landlord may at any time place on the Premises any ordinary “For Sale” signs and Landlord may during the last nine (9) months of the term hereof place on the Premises any ordinary “For Lease” signs.

17.23Termination; Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for Breach by Tenant, shall automatically terminate any sublease or lesser estate in the Premises; provided, that Landlord may elect to continue any one or all existing subtenancies.  Landlord’s failure within ten (10) days following any such event to elect to the contrary by written notice to the holder of any such lesser interest shall constitute Landlord’s election to have such event constitute the termination of such interest.  No payment of money by Tenant to Landlord after this Lease has expired or terminated will reinstate or extend the Term or make ineffective any notice given to Tenant prior to Tenant’s payment.  If after Landlord has filed and served a lawsuit against Tenant or after a final judgment granting Landlord possession of the Premises, Landlord may receive any sums due under this Lease and the payment will not make ineffective any notice, or in any manner affect any pending lawsuit or previously obtained judgment.

17.24Consents.  Except as otherwise provided herein, wherever in this Lease the consent of a party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed.  Landlord’s actual reasonable costs and expenses (including but not limited to architects’, attorneys’, engineers’, attorneys and other consultants’ fees) incurred in the consideration of, or response to, a request by Tenant for any Landlord consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall be paid by Tenant upon receipt of an invoice and supporting documentation therefor.  Landlord’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Tenant of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Landlord at the time of such consent.  In the event that either party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within ten (10) business days following such request.

17.25Quiet Possession.  Subject to payment by Tenant of the Rent and performance of all of the covenants, conditions and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

17.26Security Measures. Tenant hereby acknowledges that the Rent payable to Landlord hereunder does not include the cost of guard service or other security measures, and that Landlord shall have no obligation whatsoever to provide same.  Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents and invitees and their property from the acts of third parties.

17.27Reservations.  Landlord reserves to itself the right, from time to time, to grant, without the consent or joinder of Tenant, such easements, rights and dedications that Landlord deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant.  Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easement rights, dedication, map or restrictions.

17.28Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

17.29Offer.  Preparation of this Lease by either party or its agent and submission of same to the other party shall not be deemed an offer to lease to the other party.  This Lease is not intended to be binding until executed and delivered by all parties hereto.

17.30Amendments.  This Lease may be modified only in writing, signed by the parties in interest at the time of the modification.  As long as they do not materially change Tenant’s obligations hereunder, Tenant agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

17.31Waiver of Trial By Jury.  Tenant hereby waives, to the fullest extent permitted by applicable law, the right to a trial by jury in any action brought by Landlord against Tenant in connection with this Lease.

17.32Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

17.33Governing Law.  This Lease shall be construed and enforced in accordance with the laws of the State of California.

17.34Civil Code Section 1938 Advisory.  Landlord and Tenant acknowledge and agree that the Premises have not been inspected by a Certified Access Specialist (“CASp”) pursuant to Section 1938 of the Civil Code (“CASp Code”).  The parties further agree, that a CASp can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of the construction-related accessibility standards within the Premises.

[Signature Page Follows]

LANDLORD AND TENANT HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT ON THE EFFECTIVE DATE, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first written above.

LANDLORD:		TENANT:

605 NASH, LLC,		NANTKWEST, inc.,
a California limited liability company		a Delaware corporation

By:	/s/ Charles Kenworthy	By:	/s/ Richard Adcock
Name: Charles N. Kenworthy		Name: Richard Adcock
Title: Manager		Title: CEO

Address:		Address:
9922 Jefferson Blvd.		3530 Johns Hopkins Court
Culver City, CA 90232		San Diego, CA 92121
Attention: Chuck Kenworthy		Attention: Chief Financial Officer

S-1

Exhibit A

Premises

[OMITTTED]

EXHIBIT B

WORK LETTER

(Tenant Build)

[OMITTED]

EXHIBIT C

NOTICE OF LEASE TERM DATES

[OMITTED]